EXHIBIT 99.1

FOR IMMEDIATE RELEASE	March 31, 2006

PROPEX FABRICS INC. ANNOUNCES 2005 ANNUAL

FINANCIAL RESULTS

Chattanooga, Tennessee, March 31, 2006 – Propex Fabrics Inc. today announced 2005 annual financial results.

The following table presents supplemental pro forma earnings information for each of the years ended December 31, 2005 and 2004.

	For the year ended December 31,
	(dollars in millions)
	2005	2004	% Increase/ (Decrease)
Income before income taxes	$24.2	$8.3	192%
Interest expense	22.5	8.0
Depreciation and amortization	19.8	23.8
Other pro forma adjustments	—	7.4

Pro forma income before interest, income taxes, depreciation and amortization (Pro forma EBITDA)(a)	$66.5	$47.5	40%

(a)	– Pro forma EBITDA is defined as income before interest expense, income taxes and depreciation and amortization. Pro forma EBITDA is not a measure of performance under GAAP. We believe that pro forma EBITDA is commonly used by investors and analysts to measure a company’s ability to service its debt. Management uses EBITDA and pro forma EBITDA to monitor our operating performance, and financial ratios in our new credit facility are based on EBITDA. However, pro forma EBITDA does not represent, and should not be used as a substitute for net income or cash flows from operations as determined in accordance with GAAP, and pro forma EBITDA is not necessarily an indicator of whether cash flow will be sufficient to fund our cash requirements. In addition, our definition of EBITDA may differ from those of other companies.

Business Combination

Prior to December 1, 2004, we were owned by BP p.l.c. and operated under the name of Amoco Fabrics and Fibers Company in the U.S. and other names in our international locations. We were acquired by an investor group that includes investment entities affiliated with The Sterling Group, L.P., Genstar Capital, L.P., and Laminar Direct Capital, L.P., BNP Paribas Private Capital Group, through Paribas North America Inc., certain members of our senior management and certain other investors on December 1, 2004, and became a stand-alone company operating under the name Propex Fabrics Inc.

The above table presents supplemental pro forma information for each of the years ended December 31, 2005 and 2004 as if the acquisition had been completed as of the beginning of each respective period. Pro forma adjustments are based on certain estimates and assumptions and include the impact of:

•	The conversion from LIFO to FIFO accounting;
•	Postretirement benefit cost reductions due to BP retaining liability for the current retiree eligible employees and our limiting the remaining plan;
•	Pension cost reductions due to BP retaining certain German pension liabilities;
•	Reduced depreciation resulting from purchase accounting adjustments to reduce the value of long-lived assets resulting from the allocation of negative goodwill;
•	Amortization of the non-compete agreement between us and BP and other intangibles newly created as a result of the acquisition; and
•	Substitution of the new debt structure in place of the prior affiliate debt.

2005 results include certain stand-alone and other costs not included in the 2004 results, as elaborated in the below discussion. The 2005 interest expense relates to our $150 million 10% Senior Notes due 2012 and the $110 million Senior Secured Term Loan due 2011.

Revenue

Total net revenue increased $45.9 million or 7.5% to $655.5 million in the year ended December 31, 2005 from $609.6 million in the year ended December 31, 2004. This revenue increase is primarily due to an increase in North America furnishings net revenue of $39.4 million, along with net revenue increases of $4.0 million in North America industrial fabrics, $0.8 million in Europe and $1.7 million in Brazil.

The following table compares revenue performance for the year ended December 31, 2005 with the prior year:

	For the year ended
	December 31,
Net revenue	2005	2004	% change
	(dollars in millions)
North America
Furnishings	$394.1	$354.7	11%
Industrial fabrics	126.9	122.9	3%
Europe	93.8	93.0	1%
Brazil	40.7	39.0	4%

Total net revenue	$655.5	$609.6	8%

Cost of sales

Cost of sales increased 1.3% to $547.7 million in the year ended December 31, 2005 from $540.9 million in the year ended December 31, 2004. The increase in cost of sales primarily reflects the significant increase in the cost of polypropylene. Lower amortization of purchase accounting-related inventory fair value adjustments ($4.2 million in 2005 versus $9.5 million in 2004), the absence of a LIFO adjustment expense ($5.9 million in 2004), lower depreciation and amortization ($19.8 million in 2005 versus $23.8 million in 2004) and lower non-recurring charges in 2005, primarily due to the $2.2 million loss on abandonment of assets in 2004, all partially offset the higher raw material costs. As a percentage of net revenue, cost of sales decreased to 83.6% in the year ended December 31, 2005 from 88.7% in the year ended December 31, 2004, primarily due to higher margins and decreases in non-raw material manufacturing costs and lower non-recurring expenses.

Selling, general and administrative expenses

Selling, general and administrative expenses increased 27.0% to $60.2 million in the year ended December 31, 2005 from $47.4 million in the year ended December 31, 2004. As a percentage of net revenue, selling, general and administrative expenses increased to 9.2% in the year ended December 31, 2005 from 7.8% in the year ended December 31, 2004. North American administrative costs increased in the year ended December 31, 2005 due to the amortization of intangible assets established under purchase accounting in connection with the acquisition from BP, the inclusion of certain stand-alone costs such as insurance premiums and certain non-recurring costs such as acquisition accounting costs and $1.1 million in severance expense related to the departure of our former Chief Executive Officer. In 2004, BP corporate cost allocations were not included in segment income, but were included in selling, general, and administrative expenses on the income statement. Also included within selling, general and administrative expenses is our research and development expense, which totaled $7.0 million in the year ended December 31,2005 and $8.0 million in the year ended December 31, 2004.

Impairment of long-lived assets

At December 31, 2005, management’s decision to relocate the Austell, Georgia headquarters and research and development-scale manufacturing equipment triggered an impairment analysis of these assets and resulted in a $5.9 million impairment charge related to the facility and certain research and development-scale manufacturing equipment, which would be disposed of rather than relocated. In evaluating ways to increase profitability, management decided it would be more economical to lease smaller office facilities and to relocate the research and development-scale manufacturing equipment to our plant locations. The $5.9 million impairment charge is comprised of $0.9 million charge related to the Austell real property and a $5.0 million charge related to small-scale manufacturing equipment and software. The real property has been impaired to reflect management’s current best estimate of the net realizable value from the sale of the property. The remaining impairment primarily reflects the decision to dispose of rather than relocate a significant portion of the research and development scale manufacturing assets because of the high cost associated with relocating such assets.

Pension curtailment gain

As part of restructuring our U.S. retirement plans, we curtailed our U.S. Cash Value Retirement Plan for U.S. salaried employees in August 2005 and recognized a net curtailment gain of $6.0 million in the year ended December 31, 2005; there was no comparable gain/loss during 2004. The net pension curtailment gain is comprised of a $7.0 million curtailment gain for the reduction in the projected benefit obligation less a $1.0 million remeasurement loss primarily due to a change in the discount rate assumption related to the U.S. pension plan for salaried employees.

Income before interest and taxes

Income before interest and taxes increased to $46.1 million in the year ended December 31, 2005 from $15.7 million in the year ended December 31, 2004. North America furnishings segment income increased to $42.3 million in the year ended December 31, 2005 from $29.0 million in the year ended December 31, 2004 primarily due to higher unit net spreads and a portion of the non-recurring gain resulting from curtailing the U.S. salaried employees pension plan. North America industrial fabrics segment income improved to $0.8 million in the year ended December 31, 2005 from a loss of $8.7 million during the year ended December 31, 2004 due, in part, to higher unit net spreads and a portion of the non-recurring gain resulting from curtailing the U.S. salaried employees pension plan. In addition, non-raw material manufacturing costs decreased due to cost reduction and efficiency improvement activities and the absence of a significant one-time repair expenditure, which occurred in 2004. Europe segment income improved to $0.6 million in the year ended December 31, 2005 from a loss of $1.0 million in the year ended December 31, 2004 primarily resulting from a reduction in manufacturing costs and selling, general and administrative costs, partially offset by lower volumes. Brazil segment income decreased to $2.4 million in the year ended December 31, 2005 from $6.4 million in the year ended December 31, 2004 reflecting lower volume due to the slowdown in the Brazilian economy in general and in the agricultural sector specifically.

	For the year ended
	December 31,
Income before interest and income taxes	2005	2004	% change
	(dollars in millions)
North America
Furnishings	$42.3	$29.0	46%
Industrial fabrics	0.8	(8.7)	NM
Europe	0.6	(1.0)	NM
Brazil	2.4	6.4	(63)%

	$46.1	$25.7	79%
Reconciling items:
LIFO expense	—	5.9	NM
Parent costs (a)	—	4.1	NM

Income before interest and income taxes	$46.1	$15.7	194%

(a)	– Represents BP corporate cost allocations prior to the acquisition.
NM	– Percentage change not meaningful.

Selected Financial Data

The following table provides a comparison of income before interest and taxes, income before income taxes and net income:

	For the year ended
	December 31,
Selected financial data	2005	2004	% change
	(dollars in millions)
Income before interest and income taxes	$46.1	$15.7	194%

Interest expense, net	21.9	7.4	196%

Income before income taxes	24.2	8.3	192%

Income taxes	10.2	3.2	219%

Net income	$14.0	$5.1	175%

Sales volume (million square yards)	2,546	2,752	(7)%
Unit net spread, $ / square yard (a)	$0.142	$0.133	7%

(a)	– Unit net spread is defined as revenue less raw material cost on a per square yard basis.

Investor Call

Propex Fabrics Inc. will hold an investor telephone conference call on Friday, April 7, 2006 at 10:00 AM Eastern Time to discuss the Company’s operating results for the year ended December 31, 2005.

This call will be available toll free at 1-866-368-6248 for North American callers and 416-204-8888 for international callers.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies, proposed acquisitions, and similar matters, and those that include the words “believes,” “anticipates,” “forecast,” “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Propex Fabrics Inc. claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; raw material and energy prices; timing and level of capital expenditures; integration of acquisitions; introduction of new products; rationalization of operations; and other risks identified in Propex’s SEC reports and public announcements.

The Company has been engaged in the textile industry since 1884 and formerly operated under the name Amoco Fabrics and Fibers Company in the U.S. and by other names in international locations, also known as the BP Fabrics and Fibers Business, from 1968 until December 1, 2004, and since then as Propex Fabrics Inc.